Exhibit 99.1

May 4, 2011

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

•	Consolidated revenue of $164.8 million
•	Adjusted EBITDA of $53.3 million
•	Net income of $1.5 million or $0.03 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its first quarter 2011 results with revenues increasing to $164.8 million over revenues of $152.4 million in the first quarter of 2010. Adjusted EBITDA increased $2.3 million or 4.5 percent over the first quarter of 2010 EBITDA of $51.1 million. EBITDA margin decreased to 32.4 percent as compared to 33.5 percent for the prior year.

GCI’s first quarter 2011 net income totaled $1.5 million or earnings per diluted share of $0.03 and compares to net income of $1.7 million, or earnings per diluted share of $0.03 for the same period of 2010.

First quarter of 2011 revenues were level with fourth quarter of 2010 revenues. Adjusted EBITDA increased $3.0 million or 6.0% over adjusted EBITDA of $50.3 million in the fourth quarter of 2010.

“We made steady progress toward our long term goals during the first quarter of 2011,” said GCI president Ron Duncan. “Our metrics continue to be solid and we’re on plan for the year. Much of our effort during the quarter was directed toward preparations for our TERRA construction project. I’m pleased to say that we are on track with our permitting and are fairly confident that we will be able to complete most of the TERRA project this year, thus bringing TERRA revenues and EBITDA on line more than a year ahead of schedule. When finished, TERRA will provide terrestrial connectivity from Anchorage through to Bethel improving voice, data and wireless connectivity for more than 30,000 Alaskans who today rely solely on satellites for service.”

GCI previously provided guidance on revenues of $685 million to $700 million and adjusted EBITDA of $233 million to $238 million for the year 2011. GCI’s first quarter results are consistent with achieving its annual guidance.

Highlights
•
GCI repurchased 620,520 shares of its Class A common stock in the first quarter of 2011 at an average price per share of $11.26. GCI is authorized to repurchase $123.5 million of its common equity depending on company performance, market conditions, and liquidity, and subject to board oversight. At the end of the first quarter of 2011 GCI had approximately 46.8 million shares outstanding.

•	GCI is the second largest wireless provider in Alaska with 140,200 wireless subscribers at the end of the quarter, an increase of 1.1 percent over the end of the fourth quarter of 2010.

•
Consumer revenues for the first quarter of 2011 totaled $88.4 million, an increase of 10.0 percent over the first quarter of 2010. Revenue increases were strong in the data and wireless product lines during the first quarter of 2011.

•
Commercial revenues increased $4.1 million to $31.8 million as compared to $27.7 million in the first quarter of 2010 and decreased $1.4 million from $33.2 million in the fourth quarter of 2010. The increase in revenues for the year was primarily due to an increase in data service revenues, mostly from the oil sector. The decreases in sequential revenues were also related to oil sector data service revenues which were impacted by seasonality.

•
GCI had 145,300 access lines at the end of the first quarter of 2011, representing an estimated 36 percent share of the total access line market in Alaska. Access lines increased by 500 lines over the fourth quarter of 2010.

•
GCI’s facilities-based access lines totaled 114,300, representing 78.7 percent of its total access lines at the end of the first quarter of 2011. Reported facilities based access lines increased 4,400 lines over the fourth quarter of 2010. The increase in lines is primarily due to the result of a review of the database and a reclassification of lines from the off-net to the on-net category.

•
GCI had 118,000 consumer and commercial cable modem customers at the end of the first quarter of 2011, an increase of 1,600 over the 116,400 cable modem customers at the end of the fourth quarter 2010. Average monthly revenue per cable modem for the first quarter of 2011 was $52.21, an increase of 13.9 percent over the $45.85 figure posted for the prior year and a decrease of 2.4 percent from the $53.47 figure posted for the fourth quarter of 2010.

Consumer
Consumer revenues increased 10.0 percent to $88.4 million as compared to $80.4 million in the first quarter of 2010 and increased 2.0 percent over the fourth quarter of 2010. Data and wireless subscriber growth continue to drive strong financial results in the consumer business.

Consumer voice revenues of $13.8 million were steady when compared to the first and fourth quarters of 2010. Consumer local access lines in service at the end of the first quarter of 2011 totaled 85,100, a decrease of 700 lines from the first quarter of 2010 and an increase of 300 lines over the fourth quarter of 2010.

GCI serves 78,000 consumer access lines on its own facilities, an increase of 600 lines over the fourth quarter of 2010. More than 91 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $30.3 million increased 4.5 percent over the first quarter of 2010 and were steady with the fourth quarter of 2010. The increase is due in part to increases in video subscribers purchasing higher tiered services and renting high definition/digital video recorder converters. Consumer basic video subscribers totaled 130,200 at the end of the first quarter of 2011, an increase of 200 subscribers from the fourth quarter of 2010 and a decrease of 1,200 subscribers from the first quarter of 2010.

Consumer data revenues of $16.7 million increased 18.2 percent over the first quarter of 2010 and were steady with the fourth quarter of 2010. The increase in consumer data revenues is due to an increase in cable modem customers and increasing average monthly usage per cable modem. GCI added 4,100 consumer cable modem customers over the first quarter of 2010 and cable modem customer counts increased by 1,500 on a sequential basis.

Consumer wireless revenues increased to $27.6 million in the first quarter of 2011, an increase of 18.2 percent over the first quarter of 2010 and a 6.9 percent increase over the fourth quarter of 2010 driven by an increase in wireless subscribers and an increase USF payment rates in the first quarter of 2011. Consumer has added 9,000 wireless customers over the end of the first quarter a year ago, an increase of 7.7 percent. Consumer has added 1,600 wireless customers as compared to the end of the fourth quarter of 2010.

Network Access
Network access revenues decreased 4.1 percent to $25.1 million as compared to $26.2 million in the first quarter of 2010 and decreased 2.5 percent from the fourth quarter of 2010.

Voice revenues decreased 2.8 percent to $6.5 million from the prior year and 1.4 percent from the fourth quarter of 2010. The decrease in voice revenues is primarily due to decreasing average revenue per minute. Long distance minutes decreased 1.5 percent from the prior year and increased 3.1 percent over the fourth quarter of 2010.

Data revenues were down 8.3 percent compared to the first quarter of 2010 and 1.1 percent from the fourth quarter of 2010. The decrease in data revenues is primarily attributable to lower rates resulting from the extension of national pricing schedules into the Alaska market and the continuing shift to IP-based transport.

Wireless revenues, primarily related to roaming traffic, increased 14.4 percent to $3.7 million over the prior year and decreased 9.4 percent sequentially. The decrease in sequential revenues is primarily due to seasonality and decreasing roaming rates for wireless data in the Alaska market.

Commercial
Commercial revenues increased $4.1 million to $31.8 million as compared to $27.7 million in the first quarter of 2010 and decreased $1.4 million from $33.2 million in the fourth quarter of 2010. The increase in revenues for the year was primarily due to an increase in data service revenues, mostly from the oil sector. The decreases in sequential revenues were also related to oil sector data service revenues which were impacted by seasonality.

Voice revenues for the first quarter of 2011 were steady when compared to the first quarter of 2010 and the fourth quarter of 2010. Long distance minutes decreased 4.4 percent from the prior year and increased 3.7% over the fourth quarter of 2010. Local access lines at the end of the first quarter of 2011 increased by 400 lines sequentially. Local access lines served entirely on GCI’s facilities increased by 4,800 lines when compared to the prior year and increased by 4,000 over the fourth quarter of 2010. The increase in lines is primarily due to the correction of a classification error in calculating the number of lines on our facilities.

Commercial video revenues increased $0.5 million over the prior year and declined $0.4 million sequentially.

Commercial data service revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $9.4 million increased by $0.7 million as compared to the first quarter of 2010 and time and material charges for support activities increased by $2.9 million to $9.7 million for the first quarter of 2011 as a result of increased activity primarily in the oil sector. Commercial data service revenues were $19.1 million in the first quarter of 2011, an increase of $3.6 million from the first quarter of 2010 and a decrease of $1.2 million from the fourth quarter of 2010.

Commercial wireless revenues totaled $2.3 million for the first quarter of 2011 and were steady with the first and fourth quarters of 2010. GCI had 13,700 Commercial wireless subscribers at the end of the first quarter of 2011, an increase of 3,100 subscribers over the prior year and a decrease of 100 subscribers sequentially.

Managed Broadband
Managed broadband revenues totaled $14.0 million in the first quarter of 2011, an increase of 15.8 percent over the prior year and steady with the fourth quarter of 2010.

Regulated Operations
Regulated operations revenues totaled $5.4 million in the first quarter of 2011 as compared to $6.1 million in the first quarter of 2010. Regulated operations revenues for the first quarter of 2011 were steady when compared to the fourth quarter of 2010. Regulated operations had 9,800 local access lines at the end of the first quarter of 2011, a decrease of 1,000 lines from the first quarter of 2010 and a decrease of 200 lines from the fourth quarter of 2010.

Other Items
SG&A expenses for the first quarter of 2011 totaled $58.9 million, an increase of 10.6 percent as compared to $53.3 million for the first quarter of 2010. The increase is due in part to increases in health care costs and labor and related benefits. As a percentage of revenues, SG&A expenses increased to 36 percent in the first quarter of 2011 as compared to 35 percent in the prior year.

GCI’s first quarter 2011 capital expenditures totaled $28.3 million as compared to $16.8 million in the first quarter of 2010 and $32.1 million in the fourth quarter of 2010.

GCI will hold a conference call to discuss the quarter’s results on Thursday, May 5, 2011 beginning at 2 p.m. (Eastern). To access the briefing on May 5, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-324-2612 (International callers should dial 1-517-308-9360) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-501-0084, access code 7461 (International callers should dial 203-369-1814.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#  #  #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	March 31,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$29,253	33,070

Receivables	138,328	132,856
Less allowance for doubtful receivables	8,374	9,189
Net receivables	129,954	123,667

Deferred income taxes	10,145	10,145
Prepaid expenses	7,861	5,950
Inventories	6,796	5,804
Other current assets	3,881	3,940
Total current assets	187,890	182,576

Property and equipment in service, net of depreciation	779,439	798,278
Construction in progress	47,817	31,144
Net property and equipment	827,256	829,422

Cable certificates	191,635	191,635
Goodwill	73,932	73,932
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	16,695	17,717
Deferred loan and senior notes costs, net of amortization	13,171	13,661
Other assets	17,616	16,850
Total other assets	339,016	339,762
Total assets	$1,354,162	1,351,760

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	March 31,	December 31,
Liabilities and Stockholders' Equity	2011	2010

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$7,609	7,652
Accounts payable	35,486	35,589
Deferred revenue	17,540	17,296
Accrued payroll and payroll related obligations	19,905	22,132
Accrued interest	17,007	13,456
Accrued liabilities	12,458	12,557
Subscriber deposits	1,218	1,271
Total current liabilities	111,223	109,953

Long-term debt, net	786,753	779,201
Obligations under capital leases, excluding current maturities	82,804	84,144
Obligation under capital lease due to related party, excluding current maturity	1,888	1,885
Deferred income taxes	103,852	102,401
Long-term deferred revenue	48,816	49,175
Other liabilities	22,387	24,495
Total liabilities	1,157,723	1,151,254

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 43,910 and 44,213 shares at March 31, 2011 and December 31, 2010, respectively; outstanding 43,655 and 43,958 shares at March 31, 2011 and December 31, 2010, respectively	62,293	69,396

Class B. Authorized 10,000 shares; issued and outstanding 3,177 and 3,178 shares at March 31, 2011 and December 31, 2010, respectively; convertible on a share-per-share basis into Class A common stock	2,684	2,677

Less cost of 255 Class A shares held in treasury at March 31, 2011 and December 31, 2010	(2,249)	(2,249)

Paid-in capital	38,619	37,075
Retained earnings	95,092	93,607
Total stockholders' equity	196,439	200,506

Total liabilities and stockholders' equity	$1,354,162	1,351,760

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
	(Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands, except per share amounts)	2011	2010

Revenues	$164,777	152,419

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	53,756	48,907
Selling, general and administrative expenses	58,893	53,257
Depreciation and amortization expense	31,720	31,126
Operating income	20,408	19,129

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(17,452)	(17,680)
Interest income	4	61
Other	(24)	-
Other expense, net	(17,472)	(17,619)

Income before income tax expense or benefit	2,936	1,510

Income tax (expense) benefit	(1,451)	164

Net income	$1,485	1,674

Basic net income per Class A common share	$0.03	0.03

Basic net income per Class B common share	$0.03	0.03

Diluted net income per Class A common share	$0.03	0.03

Diluted net income per Class B common share	$0.03	0.03

Common shares used to calculate Class A basic EPS	43,979	51,579

Common shares used to calculate Class A diluted EPS	47,747	55,035

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2011						First Quarter 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,752	6,470	7,573	-	5,439	33,234	$13,856	6,659	7,843	-	6,060	34,418
Video	30,339	-	2,840	-	-	33,179	29,024	-	2,317	-	-	31,341
Data	16,701	14,972	19,095	13,995	-	64,763	14,126	16,329	15,502	12,085	-	58,042
Wireless	27,625	3,655	2,321	-	-	33,601	23,362	3,195	2,061	-	-	28,618
Total	88,417	25,097	31,829	13,995	5,439	164,777	80,368	26,183	27,723	12,085	6,060	152,419

Cost of goods sold	27,308	6,665	14,866	3,914	1,003	53,756	25,633	6,528	12,371	3,218	1,157	48,907

Contribution	61,109	18,432	16,963	10,081	4,436	111,021	54,735	19,655	15,352	8,867	4,903	103,512

Less SG&A	33,375	6,778	10,537	4,467	3,736	58,893	29,166	7,844	9,144	4,043	3,060	53,257
Less Other	-	-	-	24	-	24	-	-	-	-	-	-
EBITDA	27,734	11,654	6,426	5,590	700	52,104	25,569	11,811	6,208	4,824	1,843	50,255

Add share-based compensation	619	212	224	115	-	1,170	384	180	149	90	-	803
Add accretion	41	14	12	6	-	72	-	-	-	-	-	-
Adjusted EBITDA	$28,393	11,880	6,662	5,711	700	53,346	$25,953	11,991	6,357	4,914	1,843	51,058

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2011						Fourth Quarter 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,752	6,470	7,573	-	5,439	33,234	$13,606	6,561	7,404	-	5,443	33,014
Video	30,339	-	2,840	-	-	33,179	30,379	-	3,269	-	-	33,648
Data	16,701	14,972	19,095	13,995	-	64,763	16,833	15,134	20,279	13,942	-	66,188
Wireless	27,625	3,655	2,321	-	-	33,601	25,850	4,033	2,263	-	-	32,146
Total	88,417	25,097	31,829	13,995	5,439	164,777	86,668	25,728	33,215	13,942	5,443	164,996

Cost of goods sold	27,308	6,665	14,866	3,914	1,003	53,756	27,282	6,576	15,686	4,089	1,037	54,670

Contribution	61,109	18,432	16,963	10,081	4,436	111,021	59,386	19,152	17,529	9,853	4,406	110,326

Less SG&A	33,375	6,778	10,537	4,467	3,736	58,893	34,271	9,649	10,559	4,683	3,153	62,315
Less Other	-	-	-	24	-	24	-	-	-	-	-	-
EBITDA	27,734	11,654	6,426	5,590	700	52,104	25,115	9,503	6,970	5,170	1,253	48,011

Add share-based compensation	619	212	224	115	-	1,170	1,032	479	332	191	3	2,037
Add accretion	41	14	12	6	-	72	149	71	43	26	-	289
Adjusted EBITDA	$28,393	11,880	6,662	5,711	700	53,346	$26,296	10,053	7,345	5,387	1,256	50,337

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				March 31, 2011		March 31, 2011
				as compared to		as compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2011	2010	2010	2010	2010	2010	2010
Consumer
Voice
Long-distance subscribers	87,900	91,200	88,200	(3,300)	(300)	-3.6%	-0.3%
Total local access lines in service	85,100	85,800	84,800	(700)	300	-0.8%	0.4%
Local access lines in service on GCI facilities	78,000	77,300	77,400	700	600	0.9%	0.8%

Video
Basic subscribers	130,200	131,400	130,000	(1,200)	200	-0.9%	0.2%
Digital programming tier subscribers	81,600	81,400	81,800	200	(200)	0.2%	-0.2%
HD/DVR converter boxes	89,300	86,000	88,100	3,300	1,200	3.8%	1.4%
Homes passed	239,000	232,900	238,500	6,100	500	2.6%	0.2%

Data
Cable modem subscribers	107,200	103,100	105,700	4,100	1,500	4.0%	1.4%

Wireless
Wireless lines in service	126,500	117,500	124,900	9,000	1,600	7.7%	1.3%

Network Access Services
Data:
Total ISP access lines in service	1,700	1,700	1,700	-	-	0.0%	0.0%
Total ISP access lines in service on GCI facilities	1,300	1,400	1,300	(100)	-	-7.1%	0.0%

Commercial
Voice:
Long-distance subscribers	9,100	9,400	9,100	(300)	-	-3.2%	0.0%
Total local access lines in service	48,700	48,400	48,300	300	400	0.6%	0.8%
Local access lines in service on GCI facilities	25,200	20,400	21,200	4,800	4,000	23.5%	18.9%

Video
Hotels and mini-headend subscribers	15,200	16,100	15,300	(900)	(100)	-5.6%	-0.7%
Basic subscribers	2,000	1,700	1,800	300	200	17.6%	11.1%
Total basic subscribers	17,200	17,800	17,100	(600)	100	-3.4%	0.6%

Data
Cable modem subscribers	10,800	10,500	10,700	300	100	2.9%	0.9%

Wireless
Wireless lines in service	13,700	10,600	13,800	3,100	(100)	29.2%	-0.7%

Regulated Operations
Voice:
Total local access lines in service	9,800	10,800	10,000	(1,000)	(200)	-9.3%	-2.0%

				March 31, 2011		March 31, 2011
	Three Months Ended			as Compared to		as Compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2011	2010	2010	2010	2010	2010	2010
Consumer
Voice
Long-distance minutes carried (in millions)	24.4	28.3	26.2	(3.9)	(1.8)	-13.8%	-6.9%

Video
Average monthly gross revenue per subscriber	$77.60	$73.80	$77.77	$3.80	$(0.17)	5.1%	-0.2%

Wireless
Average monthly gross revenue per subscriber	$69.46	$62.31	$64.88	$7.15	$4.58	11.5%	7.1%

Network Access Services
Voice
Long-distance minutes carried (in millions)	190.7	193.6	185.0	(2.9)	5.7	-1.5%	3.1%

Commercial
Voice:
Long-distance minutes carried (in millions)	28.3	29.6	27.3	(1.3)	1.0	-4.4%	3.7%

Total
Long-distance minutes carried (in millions)	243.4	251.5	238.5	(8.1)	4.9	-3.2%	2.1%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	March 31, 2011	March 31, 2010	December 31, 2010
Net income (loss)	$1.5	1.7	(2.2)
Income tax expense (benefit)	1.4	(0.2)	(0.8)
Income (loss) before income tax expense (benefit)	2.9	1.5	(3.0)

Other expense:
Interest expense (including amortization of deferred loan fees)	17.5	17.7	17.1
Other expense, net	17.5	17.7	17.1

Operating income	20.4	19.2	14.1
Depreciation and amortization expense	31.7	31.1	33.9

EBITDA (Note 2)	52.1	50.3	48.0
Share-based compensation	1.1	0.8	2.0
Accretion	0.1	---	0.3
Adjusted EBITDA (Note 1)	$53.3	51.1	50.3

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation and accretion expense.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense (Benefit), and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.